Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective as of October 1, 2008 (the “Effective Date”) by and between Niraj Vasisht (“Employee”) and BioDelivery Sciences International, Inc. (the “Company”).

WHEREAS, Employee has heretofore served as the Vice President, Product Development of the Company;

WHEREAS, the Company desires to continue to retain the services of Employee; and

WHEREAS, in light of the foregoing, the Company and Employee are willing to continue their employment relationship on the terms, conditions and covenants set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and other good and valuable consideration, receipt of which Employee and the Company hereby acknowledge, Employee and the Company agree, as follows:

1. Position. Effective as of the Effective Date, Employee agrees to continue his employment with the Company in the new position of Senior Vice President and Chief Technical Officer. Employee further agrees to perform the job duties and to carry out the responsibilities of that position, as reasonably determined by the Executive Vice President, Product Development and the Chief Executive Officer of the Company from time to time or the Board of Directors of the Company (the “Board of Directors”). Employee shall report to the Executive Vice President, Product Development of the Company or a similar officer of the Company.

2. Employee’s Effort. Employee shall perform his duties in the capacity as an employee and in such capacity shall spend his full working time and best efforts, skill and attention to his position and to the business and interests of the Company. Employee shall be primarily responsible for overseeing the Company’s current technology assets, coordinating pharmaceutical development, manufacturing operations, supply chain management activities, creating intellectual property, implementing cost reduction strategies in research and development and manufacturing, providing a technical input to business strategies, and selecting technologies that generate highest return on investment for the Company.

3. Base Salary; Bonus; Benefits.

(a) Base Salary. The Company shall pay Employee compensation for services rendered in the amount of no less than One Hundred Ninety Thousand and Three Hundred Dollars ($190,300.00) per annum (the “Base Salary”), payable on a bi-weekly basis or otherwise in accordance with the Company’s standard policies. Employee’s Base Salary may be subject to annual increases as determined by Chief Executive Officer of the Company or the Board of Directors or a designated committee thereof in its sole discretion and may be subject to decrease only if such decrease is a proportional part of an across the board base salary decrease affecting all of the Company’s officers.

(b) Optional Bonus. Employee shall also be elligible to receive a cash bonus of up to 50% of the Base Salary for each Company fiscal year, which bonus shall be granted in the sole and absolute discretion of the Chief Executive Officer of the Company or the Board of Directors or a designated committee thereof.

(c) Other Compensation and Benefits. In addition, Employee shall receive such additional compensation or other benefits as are provided to Company employees generally and similarly-situated Company employees specifically (including, without limitation, three (3) weeks paid vacation and days off administered in accordance with prevailing Company policy and participation in the Company’s Amended and Restated 2001 Stock Incentive Plan), or as may be determined in the sole and absolute discretion of the Board of Directors or a designated committee thereof.

4. Term; Termination. Unless earlier terminated under this Section 4, this Agreement and the status and obligations of Employee thereunder as an employee of the Company (except as provided for below) shall be effective for a period ending on the first anniversary of the Effective Date (the “Initial Term”) and, after the expiration of the Initial Term, this Agreement shall automatically renew for successive one (1) year terms (each a “Renewal Term” and, collectively with all Renewal Terms and the Initial Term, the “Term”) unless, following the Initial Term, either party gives thirty (30) days’ advance written notice of its intention not to renew this Agreement at the conclusion of the next Renewal Term. Termination of this Agreement shall not, in any event, affect any rights that Employee may have been specifically granted to Employee by the Board of Directors or a designated committee thereof pursuant to any of the Company’s retirement plans, supplementary retirement plans, profit sharing and savings plans, healthcare, 401(k) any other employee benefit plans sponsored by the Company, it being understood that no such rights are granted hereunder. In addition, notwithstanding the expiry or termination of this Agreement pursuant to this Section 4 or otherwise, Employee’s rights and obligations under Sections 5 through 14 inclusive of this Agreement shall survive the termination or expiration of this Agreement in accordance with the terms of such Sections. It is agreed that a condition to the payment of any severence amount or post-termination benefit called for under this Agreement or otherwise shall be: (i) the Company’s concurrent receipt of a general release of all claims against the Company and its affiliates by Employee in the form reasonably acceptable to the Company and Employee and (ii) that all such payments shall comply with Section 409A of the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

(a) Death or Disability. This Agreement shall automatically terminate upon the death or Disability of Employee and, thereafter all of his rights hereunder, including the rights to receive compensation and benefits, except as otherwise required by law, shall terminate; provided that, upon termination of this Agreement as a result the death or Disability of Employee, Employee or his estate shall be entitled to a one-time pro rata share (through the termination date) of any target bonus for the fiscal year in which such termination occurred (the “Pro Rated Bonus”). As used herein, the term “Disability” means the physical or mental illness or incapacity (including, without limitation, as a result of abuse of alcohol or other drugs or controlled substances) of Employee which results in the Employee being unable to substantially perform the duties and services required to be performed under this Agreement for a period of: (i) one hundred twenty (120) consecutive days or longer or (ii) one hundred eighty (180) days in any three hundred sixty (360) consecutive day period.

(b) Termination with Notice by Either Party. The Company or Employee may terminate this Agreement for any reason or no reason upon thirty (30) days prior written notice to the other. In case of termination by the Company only under this paragraph, the Company shall pay Employee a one-time cash severance payment equal to a full year’s Base Salary plus the Employee’s Pro Rated Bonus. The Company shall have no further obligations to Employee following termination.

(c) Termination for Good Cause. As used herein “Good Cause” shall mean any one or more of the following as determined in the reasonable discretion of the Company:

(1) a continuing material breach or material default (including, without limitation, any material deriliction of duty) by Employee of the terms of this agreement, or any related agreement which is an Exhibit hereto, except for any such breach or default which is caused by the physical disability of Employee (as determined by a neutral physician);

(2) gross negligence, willful misfeasance or breach of fiduciary duty by Employee;

(3) the commission by Employee of an act of fraud, embezzlement or any felony or crime of dishonesty in connection with Employee’s duties; or

(4) conviction of Employee of a felony or any other crime that would materially and adversely affect: (i) the business reputation of the Company or (ii) the performance of the Employee’s duties hereunder.

In the event of a termination by the Company for Good Cause, the Company will pay the Employee the Base Salary earned and expenses reimbursable under this Agreement incurred through the date of the Employee’s termination, and shall have no further responsibility for termination or other payments to Employee.

(d) Termination Upon a Change of Control. In the event that: (i) this Agreement or Employee’s employment with the Company is terminated by the Company or its successor or (ii) the duties of Employee are materially diminished or (iii) Employee is required to relocate his principal place of employment with the Company more than seventy-five (75) miles from his principal place of employment with the Company as of the date hereof, in either case within six (6) months following the occurrence of a “Change of Control” (as defined below) of the Company (each, a “Severence Triggering Event”), then: (A) the Company shall pay Employee a one-time cash severance payment equal to: (1) his then current annual Base Salary plus an amount equal to fifty percent (50%) of his then current annual Base Salary multiplied by (B) 1.5, (2) Employee shall maintain any rights that Employee may have been specifically granted to Employee pursuant to any of the Company’s or its successor’s retirement plans, supplementary retirement plans, profit sharing and savings plans, healthcare, 401(k) and any other employee benefit plans sponsored by the Company and (iii) all unvested options to acquire shares of Company common stock granted to Employee under the Company’s Amended and Restated 2001 Incentive Plan or any succesor plan shall immediately become fully vested and shall be exerciseable over a period of three (3) years from the occurrence of a Severence Triggering Event. Following the payment of severance, the Company shall have no further obligations to Employee following termination.

For purposes of this Agreement, the term “Change of Control” means the occurrence of any one or more of the following events (it being agreed that, with respect to paragraphs (i) and (iii) of this definition below, a “Change of Control” shall not be deemed to have occurred if the applicable third party acquiring party is an “affiliate” of the Company within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended):

(i) An acquisition (whether directly from the Company or otherwise) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities and Exchange Act of 1934, as amended (the “1934 Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of forty percent (40%) or more of the combined voting power of the Company’s then outstanding Voting Securities.

(ii) The individuals who, as of the date hereof, are members of the Company’s Board of Directors cease, by reason of a financing, merger, combination, acquisition, takeover or other non-ordinary course transaction affecting the Company, to constitute at least fifty-one percent (51%) of the members of the Board of Directors; or

(iii) Approval by the Board of Directors and, if required, stockholders of the Company of , or execution by the Company of any definitive agreement with respect to, or the consummation of (it being understood that the mere execution of a term sheet, memorandum of understanding or other non-binding document shall not constitute a Change of Control):

(A) A merger, consolidation or reorganization involving the Company, where either or both of the events described in clauses (i) or (ii) above would be the result;

(B) A liquidation or dissolution of or appointment of a receiver, rehabilitator, conservator or similar person for, or the filing by a third party of an involuntary bankruptcy against, the Company; or

(C) An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a subsidiary of the Company).

5. Confidentiality. Employee shall keep confidential, except as the Company may otherwise consent in writing, and not disclose or make any use of except for the benefit of the Company, at any time during the term of this Agreement and for a period of five (5) years thereafter, any trade secrets, knowledge, data or other confidential, secret or proprietary information of the Company relating to inventions, products, processes, knowledge, know how, technical or other data, designs, formulas, test data, customer lists, business plans, marketing or manufacturing plans and strategies, and product pricing strategies or other subject matter pertaining to any business of the Company or any of its clients, customers, consultants, licensees, subsidiairies or affiliates which Employee may produce, obtain or otherwise learn of during the course of Employee’s performance of services and after its termination (collectively “Confidential Information”), provided that the term “Confidential Information” shall not include information, technical data or know-how that is or becomes part of the public domain not as a result of any inaction or action of the Employee. Employee shall not deliver, reproduce, or in any way allow any such Confidential Information to be delivered to or used by any third parties without the specific direction or consent of a duly authorized representative of the Company. The terms of this paragraph shall survive termination of this Agreement. Employee here by confirms and acknowledges his obligations under that certain Confidentiality and Intellectual Property Agreement, dated February 11, 2005, between Employee and the Company and all similar agreements previously entered into by Employee with the Company.

6. Return of Confidential Material. Upon the completion or other termination of Employee’s services for the Company, Employee shall promptly surrender and deliver to the Company all records, materials, equipment, drawings, documents, lab notes and books and data of any nature (electronic or otherwise) describing, including or pertaining to any Confidential Information, and Employee will not take with him any description containing or pertaining to any Confidential Information which Employee may produce or obtain during the course of his services. The terms of this paragraph shall survive termination of this Agreement.

7. Assignment and Disclosure of Inventions. Employee shall assign and transfer to the Company his entire right, title and interest in and to all Inventions (as defined in the Confidentiality Agreement) and disclose to the Company all Inventions in accordance with the terms set forth in the Confidentiality Agreement. The terms of this paragraph shall survive termination of this Agreement.

8. Execution of Documents. During the term of this Agreement and thereafter, Employee will execute, acknowledge and deliver to the Company or its nominee upon request and at its expense all such documents, including applications for patents and copyrights and assignments of inventions, patents and copyrights to be issued therefore, as the Company may reasonably determine necessary or desirable to apply for and obtain letters, patents, and copyrights on Inventions in any and all countries and/or to protect the interest of the Company or its nominee in Inventions, patents and copyrights and to vest title thereto in the Company or its nominee. The terms of this paragraph shall survive termination of this Agreement.

9. Maintenance of Records. Employee will keep and maintain adequate and current written records of all Inventions made or conceived by Employee (in the form of notes, sketches, drawings and as may be specified by the Company), and shall deliver such records promptly to the Company at the Company’s request, whether made solely by Employee or jointly with others, which records shall be available to and remain the sole property of the Company at all times.

10. Prior Inventions. It is understood that all Inventions, if any, patented or unpatented, which Employee made prior to the date that the Company and Employee entered into this Agreement, are excluded from the scope of this Agreement. To preclude any possible uncertainty, Employee has set forth on Exhibit A to the Confidentiality Agreement a complete list of all such prior inventions, including numbers of all patents and patent applications, and a brief description of all unpatented inventions which are not the property of another party (including, without limitation a current or previous contracting party). If no items are included on Exhibit A to the Confidentiality Agreement, Employee has no such prior inventions. Employee will notify the Company in writing before Employee makes any disclosure or performs any work on behalf of the Company which appears to threaten or conflict with proprietary rights Employee claims in any such invention or idea. In the event of Employee’s failure to give such notice, Employee will make no claim against the Company with respect to any such inventions or ideas. The terms of this paragraph shall survive termination of this Agreement.

11. Competition. Employee will not do, or intend to do, any of the following, either directly or indirectly, during Employee’s employment with the Company and during the period of two (2) years after Employee’s cessation of employment with the Company, anywhere in the world (it being agreed that if this Agreement is terminated upon the occurrence of a Severence Triggering Event as provided for in Section 4(e) hereof only, the duration of the Employee’s non-competition covenant shall be eighteen (18) months and not two (2) years). In the event that a court of competent jurisdiction determines that Employee improperly competes with the Company in violation of this Section 11, the period during which he engages in such competition shall not be counted in determining the duration of the two (2) year non-compete restriction:

(a) For purposes of this Agreement, “Competitive Activity” shall mean the development, manufacture, sale, license, packaging or marketing of the following technologies (or products incorporating such technologies): (i) (A) anionic phospholipid delivery technology or (B) buccal delivery technology, in each case for the delivery of drugs, therapeutics or nutrients for human or non-human applications and (ii) any technology or product which Employee was actively and directly participating in on behalf of the Company or any subsidiary of the Company or joint venture in which the Company is participating at the time of termination (it being understood, for the avoidance of doubt, that the words “actively and directly” shall not include Employee’s actions in a merely supervisory capacity).

(b) Employee agrees that, during the time frames described herein, he shall not, directly or indirectly, own, manage, operate, control, consult for, be an officer or director of, work for, or be employed in any capacity by any company, eleemosynary institution or any other business, entity, agency or organization (or a discrete business unit within any such entity) whose primary business purpose is to engage in a Competitive Activity; provided, however, that Employee may serve as a director, consultant or scientific advisor of such an entity that is either a Company licensee, or, for non-licensees, in such capacity as the Board of Directors has granted him written permission, such permission not to be unreasonably withheld.

(c) Employee shall not solicit or perform services in connection with any Competitive Activity for any prior or current customers of the Company or any entities with which the Company has undertaken joint studies or developmental activities; or

(d) Employee shall not knowingly solicit for employment (or, following such solicitation, employ) any then current employees employed by the Company without the Company’s consent.

Employee and Company agree that the phrase “Employee’s cessation of employment with the Company” as used in this Agreement, refers to any separation from his employment at the Company either voluntarily or involuntarily, either with cause or without cause, or whether the separation is at the behest of the Company or Employee. Nothing in this Agreement shall preclude him from employment at a not-for-profit or governmental institution, provided that no for-profit business involved in drug delivery directly or indirectly derives a benefit from Employee’s employment.

12. Other Obligations.

(a) Employee acknowledges that the Company from time to time may have agreements with other persons or with the U.S. Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. Employee will be bound by all such obligations and restrictions and will take all action necessary to discharge the obligations of the Company thereunder.

(b) Employee acknowledges that all of Employee’s obligations under this Agreement (but not including the restrictive covenants contained herein) shall be subject to any applicable agreements with, and policies issued by the Company to which Employee and all other similarly-situated employees are subject.

13. Trade Secrets of Others. Employee represents that his performance of all the terms of this Agreement as employee to the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Employee in confidence or in trust, and Employee will not disclose to the Company, or allow the Company to use, any confidential or proprietary information or material belonging to any other person or entity. Employee will not enter into any agreement, either written or oral, which is in conflict with this Agreement.

14. Injunctive Relief. Employee acknowledges that any breach or attempted breach by Employee of paragraphs 5 through 13 of this Agreement shall cause the Company irreparable harm for which any adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach, the Company shall be entitled to obtain injunctive relief, without the necessity of posting a bond or other surety, restraining such breach or threatened breach.

15. Reasonable Terms. Employee acknowledges and agrees that the restrictive covenants contained in this Agreement have been reviewed by Employee with the benefit of counsel and that such covenants are reasonable in all of the circumstances for the protection of the legitimate interests of the Company.

16. Modification. This Agreement may not be changed, modified, released, discharged, abandoned, or otherwise amended, in whole or in part, except by an instrument in writing, signed by Employee and by the Company. Any subsequent change or changes in Employee’s relationship with the Company or Employee’s compensation shall not affect the validity or scope of this Agreement.

17. Entire Agreement. Employee acknowledges receipt of this Agreement, and agrees that with respect to the subject matter thereof, it is Employee’s entire agreement with the Company, superseding any previous oral or written communications, representations, understandings with the Company or any office or representative thereof. Each party to the Agreement acknowledges that, in executing this Agreement, such party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of the Agreement.

18. Severability. In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable, the entire Agreement shall not fail on account thereof. It is further agreed that if any one or more of such paragraphs or provisions shall be judged to be void as going beyond what is reasonable in all of the circumstances for the protection of the interests of the Company, but would be valid if part of the wording thereof were deleted or the period thereof reduced or the range of activities covered thereby reduced in scope, the said reduction shall be deemed to apply with such modifications as may be necessary to make them valid and effective and any such modification shall not thereby affect the validity of any other paragraph or provisions contained in this Agreement.

19. Successors and Assigns. This Agreement shall be binding upon Employee’s heirs, executors, administrators or other legal representatives and is for the benefit of the Company, its successors and assigns.

20. Governing Law. This Agreement shall be governed by the laws of the State of Delaware except for any conflicts of law rules thereof that might direct the application of the substantive law of another state.

21. Counterparts. This Agreement may be signed in counterparts and delivered by facsimile or other electronic transmission, and each such counterpart shall be deemed an original and all of which shall together constitute one agreement.

22. Arbitration. Except as provided for in Section 15 hereof, in the event that the Company or Employee, his spouse or any other person claiming benefits on behalf of or through Employee, has a dispute or claim based upon this Agreement including the interpretation or application of the terms and provisions of this Agreement, the sole and exclusive remedy is for that party to submit the dispute to binding arbitration in accordance with the rules of arbitration of the American Arbitration Association (“AAA”) in Raleigh, North Carolina. Any arbitrator selected to arbitrate any such dispute shall be independent and neutral and will have the power to interpret this Agreement. Any determination or decision by the arbitrator shall be binding upon the parties and may be enforced in any court of law. The expenses of the arbitrator will be paid 50% by the Company and 50% by Employee, his spouse or other person, as the case may be, provided that the arbitrator shall be free to apportion such fees between the parties as he/she may determine in their discretion as permitted by the AAA rules of arbitration. The parties agree that this arbitration provision does not apply to the right of Employee to file a charge, testify, assist or participate in any manner in an investigation, hearing or proceeding before the Equal Employment Opportunity Commission or any other agency pertaining to any matters covered by this Agreement and within the jurisdiction of the agency.

23. No Waiver. No waiver by the Company of any breach of this Agreement by Employee shall constitute a waiver of any subsequent breach.

24. Notice. Any notice hereby required or permitted to be given shall be sufficiently given if in writing and upon mailing by registered or certified mail, postage prepaid, to either party at the address of such party or such othis address as shall have been designated by written notice by such party to the other party.

25. Taxes. The Company may withhold from any payments made under this Agreement (including severance payments) all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law. Employee acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first forth above.

BIODELIVERY SCIENCES INTERNATIONAL, INC.

By:	/s/ Mark A. Sirgo
	Name:	Mark A. Sirgo
	Title:	President and CEO

/s/ Niraj Vasisht
Niraj Vasisht

[Signature Page to Employment Agreement]